SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): February 6, 2009
ALLIANCE BANCSHARES CALIFORNIA
(Exact Name of Registrant as Specified in its Charter)

California	000-33455	91-2124567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Corporate Pointe
Culver City, CA 90230
(Address of Principal Executive Offices)
(310) 410-9281
(Registrant’s Telephone Number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership.
     On February 6, 2009, Alliance Bank (the “Bank”), the principal operating subsidiary of Alliance Bancshares California (the “Company”), was closed by the California Department of Financial Institutions, and the Federal Deposit Insurance Corporation (“FDIC”) was appointed as receiver of the Bank.
     As indicated in the FDIC press release dated February 6, 2009, subsequent to the closure, California Bank & Trust assumed all of the deposits of the Bank, including those from brokers, and purchased most of the Bank’s assets in a transaction facilitated by the FDIC.
     On February 9, 2009, the five offices of the Bank reopened as branches of California Bank & Trust. Customers who have questions about the foregoing matters, or who would like more information about the closure of the Bank, can visit the FDIC’s Internet website located at http://www.fdic.gov/bank/individual/failed/alliance.html, or call the FDIC toll-free at 1-800-523-8275.

Item 8.01.	Other Events.
     As of February 11, 2009: (i) the Company’s primary assets, excluding its investment in the Bank and its investments in Alliance Bancshares California Capital Trust I, II, and III (the “Trusts”), which investments are expected to be written off completely, consisted primarily of cash and cash equivalents of approximately $34,000 and a potential income tax refund of approximately $600,000; and (ii) the Company’s principal liabilities are $27.8 million of junior subordinated debentures issued to the Trusts which mature from 2032 to 2036.
     In October 2008 the Company exercised its right to defer interest payments under the debentures, which it may do so for up to 20 consecutive quarters. During the period when interest payments are being deferred, interest continues to accrue at an annual rate equal to the interest in effect for such period and must be paid at the end of the deferral period. Until the Company resumes making interest payments, the Company is prohibited from (i) declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring, or making a liquidation payment with respect to, any of the Company’s capital stock, (ii) making any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank pari passu or junior to the Trust Debentures; or (iii) making any payment under any guarantees that rank pari passu or junior to the guarantee on the Trust Debentures. If the Company does not pay in full accrued interest upon the conclusion of 20 consecutive quarters, an event of default would occur, and the trustee may declare the entire outstanding balance plus accrued, but unpaid, interest due and payable immediately.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 12, 2009	ALLIANCE BANCSHARES CALIFORNIA
	By:	/s/ Daniel L. Erickson
Daniel L. Erickson
Executive Vice President and Chief Financial Officer

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